EXHIBIT 99.1

                             TEXACO REPORTS RESULTS:
                             -----------------------
                 FIRST QUARTER 1998 EARNINGS TOTAL $259 MILLION
                 ----------------------------------------------
FOR  IMMEDIATE  RELEASE:  THURSDAY,  APRIL  23,  1998.
-----------------------------------------------------
         WHITE PLAINS, N.Y., April 23 - Texaco's first quarter results were marked by increases in production, improved downstream results and tight controls on cash operating expenses. However, these positive factors could not overcome the decline in worldwide crude oil and natural gas prices, Texaco Chairman and Chief Executive Officer Peter Bijur reported today.
         Texaco's total reported net income for the first quarter of 1998 was $259 million ($.46 per share). This compares with net income for the first quarter of 1997 of $492 million ($.90 per share), after excluding a special item. Total reported net income for the first quarter of 1997, which included a special benefit of $488 million associated with a tax settlement, was $980 million ($1.80 per share). Commenting on the first quarter of 1998, Bijur highlighted the following:
          o Worldwide daily production rose 16 percent;
          o Cash operating expenses per barrel dropped more than five percent, aided by lower energy costs and higher volumes;
          o Capital and exploratory expenditures grew 21 percent; and
          o Equilon Enterprises LLC, a joint venture combining Texaco's and Shell's western and midwestern U.S. downstream assets, began commercial operations.
         Commenting on the results Bijur stated, "Operationally, we experienced a very good first quarter. Production increases were on target toward achieving our planned double-digit growth for the year, however, total earnings were significantly impacted by the drop in worldwide crude oil and natural gas prices."
         In worldwide upstream operations, Bijur reported that the first quarter of 1998 included a full quarter of production from the Captain and Erskine fields, both in the U.K. North Sea. Production increased in the Partitioned Neutral Zone (between Saudi Arabia and Kuwait), Colombia, and in the U.S. as a result of the November 1997 acquisition of Monterey Resources. He added that first

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quarter  production  included the recently  acquired 20 percent  interest in the
Karachaganak field in Kazakhstan.
          "Earnings in our worldwide downstream operations benefited from higher gasoline sales volumes and higher margins. In the U.S., margins improved over last year's depressed levels but weakened during the quarter due to oversupply," Bijur reported. He also commented on the continuing transformation of Texaco's downstream businesses through strategic alliances. He noted that Equilon Enterprises LLC, Texaco's U.S. downstream alliance with Shell Oil Company, recently began operations and agreements are being finalized by Texaco, Shell and Saudi Refining, Inc. for a separate joint venture involving the Eastern and Gulf Coast refining and marketing businesses.

ANALYSIS OF OPERATING EARNINGS
       EXPLORATION AND PRODUCTION
UNITED STATES
         First quarter 1998 earnings were $107 million, compared to $311 million for the first quarter of 1997. The decline was a result of lower crude oil and natural gas prices. Average realized crude oil prices were $11.78 per barrel, $7.84 below 1997. Crude oil prices have plummeted due to rising oil stocks and slowing of world demand growth. Average natural gas prices were $2.14 per thousand cubic feet (MCF), $.52 below 1997. Prices for natural gas decreased due to mild weather as well as increased inventory levels.
         Production increased more than 12 percent, however, earnings did not significantly benefit from this increase due to low heavy crude oil prices. Higher volumes included production from the acquired Monterey properties and continued development of natural gas opportunities in Texas and Louisiana.
         Texaco continued to aggressively pursue producing opportunities in the Gulf of Mexico leading to higher exploration expenses this year. Exploration expenses for the first quarter were $96 million before tax versus $42 million last year. Operationally, cash operating expenses on a per barrel basis were lower than the first quarter of 1997.

INTERNATIONAL
         First quarter 1998 earnings were $40 million, compared to $156 million for the first quarter of 1997. The decline in earnings was the result of lower crude oil prices. Average realized crude oil prices were $11.95 per barrel for the quarter, $7.53 below 1997. At these depressed prices, earnings did not significantly benefit from a daily production increase of 20 percent. The increase was from a full quarter of Captain and Erskine production in 1998, both of which are in the U.K. North Sea. Production also increased in the Partitioned Neutral Zone and Colombia, and as a result of our recently acquired 20 percent interest in the Karachaganak field in Kazakhstan.

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         Operating  results  for the first  quarter  1998  included  a  non-cash currency charge of $4 million related to deferred income taxes denominated in British pounds. This compares to a benefit of $19 million for the first quarter of 1997.

         MANUFACTURING, MARKETING AND DISTRIBUTION
UNITED STATES
         First quarter 1998 earnings were $47 million and include results from the recently formed Equilon Enterprises LLC, Texaco's downstream alliance with Shell Oil Company. Earnings for the first quarter of 1997 were $6 million.
         Earnings in 1998 included the impact of overall lower crude costs that temporarily improved margins. However, weather conditions weakened demand for heating oil and West Coast gasoline. Gasoline prices, adjusted for inflation, hit their lowest levels in 25 years. Additionally, refinery results included scheduled downtime at several plants within our system.
         Earnings for 1997 included the adverse effects of intense competition that squeezed margins in the West Coast marketplace. Refinery fires late in 1996 and early in 1997 negatively affected product yields and caused casualty loss expenses during 1997.

INTERNATIONAL
         First quarter 1998 earnings were $182 million, compared to $104 million for the first quarter of 1997. The international refining and marketing businesses in Europe, Latin America and Texaco's affiliate Caltex, reported higher 1998 earnings.
         Refining operations in Europe and Latin America experienced improved margins from lower crude costs in 1998. Improved European marketing results were due to increased sales volumes and higher retail margins primarily in the United Kingdom. The recovery from the 1997 Scandinavian price war also contributed to the higher earnings. Improved margins and higher sales volumes in Central America, the Caribbean, and Brazil drove stronger marketing results in Latin America.
         In the Caltex area, margins in Korea improved due to decreased crude costs and partial recovery of local fourth quarter 1997 currency losses. The Caltex area also experienced a modest increase in refined product sales volumes. Although inland sales volumes were lower due to the economic crisis in Southeast Asia, higher trading volumes led to the overall volume improvement. Included in 1998 earnings were unfavorable net currency-related effects of $16 million; primarily tax charges on local currency gains on U.S. obligations resulting from the strengthening of the Korean won. Last year's results included Korean currency losses of $21 million.

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         Results for 1998 included a non-cash  currency charge of $3 million for the first quarter related to deferred income taxes denominated in British pounds. This compares to a benefit of $5 million for the first quarter of 1997.

CORPORATE/NONOPERATING RESULTS
         Corporate and nonoperating results for the first quarter of 1998 were charges of $119 million, compared to $97 million for the first quarter of 1997, excluding special items. The change was due principally to increased interest expense on higher debt levels and Texaco's corporate advertising campaign introduced in the second half of 1997.
         Results for 1997 included a first quarter special benefit of $48 million associated with an IRS settlement.

CAPITAL AND EXPLORATORY EXPENDITURES
         Capital and exploratory expenditures were $967 million for the first quarter of 1998, compared to $799 million for the same period in 1997.
         In the United States upstream, offshore development continued in the deepwater Gulf of Mexico where Texaco holds a strong lease-acreage position. Work continued during the quarter on the fabrication and installation of the Petronius compliant tower. Also, subsea development work moved forward on the Gemini field, a major gas reserve with production expected during 1999. Expenditures in 1998 increased for enhanced oil recovery projects using advanced thermal recovery techniques to increase production from the acquired Monterey properties and other core producing fields. Exploratory expenses in the United States increased as we aggressively pursued our program to grow oil and gas production and reserves.
         Internationally, higher upstream expenditures include our investment in discovered reserve opportunities, such as the Karachaganak venture. Development work continued in the U.K. North Sea, Indonesia and other promising areas.
         In the downstream operations, through domestic and international alliances and subsidiaries, Texaco continues to invest in projects that enhance brand loyalty and increase market share.

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MEDIA  CONTACTS:
---------------
Chris Gidez            914-253-4042              Faye Cox          914-253-7745
Ken Sniffen            914-253-4114              Kelly McAndrew    914-253-6295
Keelin Molloy          914-253-7461

INVESTOR  RELATIONS:                             Elizabeth Smith   914-253-4478
-------------------

Listen in live to Texaco's first quarter 1998 earnings discussion with financial analyst community at
                http://www.events.audionet.com/events/texaco/q1earnings/
                --------------------------------------------------------
For technical assistance, call Sheila Lujan at 800-366-9831


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
                                                                               First Quarter
                                                                 ----------------------------------------
                                                                    1998                       1997 (a)
                                                                 -----------                  -----------
FUNCTIONAL NET INCOME ($Millions)
--------------------------------

Operating Earnings
   Petroleum and natural gas
       Exploration and production
           United States                                           $    107                 $    311
           International                                                 40                      156
                                                                   --------                 --------
               Total                                                    147                      467
                                                                   --------                 --------

       Manufacturing, marketing and
        Distribution
           United States                                                 47                        6
           International                                                182                      104
                                                                   --------                 --------
               Total                                                    229                      110
                                                                   --------                 --------

               Total petroleum and natural gas                          376                      577

   Nonpetroleum                                                           2                       12
                                                                   --------                 --------
               Total operating earnings                                 378                      589

Corporate/Nonoperating                                                (119)                      391
                                                                   --------                 --------
                    Total net income                               $    259                 $    980
                                                                   ========                 ========

Net income per common share (Dollars)
               Basic                                               $    .46                 $   1.86
               Diluted                                             $    .46                 $   1.80


Average number of common shares
     outstanding for computation
     of earnings per share (Millions)
               Basic                                                  531.9                    519.3
               Diluted                                                551.4                    540.1

Provision for (benefit from) income taxes
    included in total net income above                             $    140                 $   (194)

(a)  Includes  special  item  in  Corporate/Nonoperating  as  indicated  in this release.


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
                                                                               First Quarter
                                                                 ----------------------------------------
                                                                    1998                         1997
                                                                 -----------                  -----------
OTHER FINANCIAL DATA ($Millions)
--------------------------------

Revenues                                                           $ 8,147                  $12,029

Total assets as of March 31                                        $28,900                  $27,008

Stockholders' equity as of March 31                                $12,700                  $11,062

Total debt as of March 31                                          $ 6,800                  $ 5,495

Capital and exploratory expenditures
       Exploration and production
           United States                                           $   476                  $   352
           International                                               290                      282
                                                                   -------                  -------
                   Total                                               766                      634
                                                                   -------                  -------

       Manufacturing, marketing and
         Distribution
           United States                                                88                       60
           International                                                99                      101
                                                                   -------                  -------
                   Total                                               187                      161
                                                                   -------                  -------

       Other                                                            14                        4
                                                                   =======                  =======
                   Total                                           $   967                  $   799
                                                                   =======                  =======

       Exploratory expenses included above
           United States                                           $    96                  $    42
           International                                                45                       57
                                                                   =======                  =======
                   Total                                           $   141                  $    99
                                                                   =======                  =======

Dividends paid to common stockholders                              $   239                  $   221

Dividends per common share (Dollars)                               $   .45                  $  .425


Dividend requirements for preferred stockholders                   $    14                  $    14



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
                                                                              First Quarter
                                                                 ----------------------------------------
                                                                    1998                         1997
                                                                 -----------                  -----------
OPERATING DATA
---------------

     Exploration and Production
     --------------------------

     United States
     -------------
         Net production of crude oil and
             natural gas liquids (MBPD)                                452                      384
         Net production of natural gas -
             available for sale (MMCFPD)                             1,738                    1,656

                  Total net production (MBOEPD)                        742                      660

         Natural gas sales (MMCFPD)                                  3,882                    3,841

         Average U.S. crude (per bbl.)                             $ 11.78                  $ 19.62
         Average U.S. natural gas (per mcf)                        $  2.14                  $  2.66
         Average WTI (Spot) (per bbl.)                             $ 15.92                  $ 22.76
         Average Kern (Spot) (per bbl.)                            $  8.89                  $ 15.98

     International
     -------------
         Net production of crude oil and
             Natural gas liquids (MBPD)
                  Europe                                               158                      114
                  Indonesia                                            155                      140
                  Partitioned Neutral Zone                             108                       90
                  Other                                                 70                       69
                                                                   -------                  -------
                     Total                                             491                      413
         Net production of natural gas
             Available for sale (MMCFPD)
                  Europe                                               258                      241
                  Colombia                                             208                      132
                  Other                                                123                      102
                                                                   -------                  -------
                     Total                                             589                      475

                  Total net production (MBOEPD)                        589                      492

         Natural gas sales (MMCFPD)                                    777                      620

         Average International crude (per bbl.)                    $ 11.95                  $ 19.48
         Average U.K. natural gas (per mcf)                        $  2.65                  $  2.85
         Average Colombia natural gas (per mcf)                    $   .91                  $  1.05

     Worldwide
     ---------
                  Total worldwide net production (MBOEPD)            1,331                    1,152




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
                                                                              First Quarter
                                                                 ----------------------------------------
                                                                    1998                         1997
                                                                 -----------                  -----------
OPERATING DATA
---------------

     Manufacturing, Marketing and Distribution
     -----------------------------------------

     United States
         Refinery input (MBPD)
             Western U.S.                                              358                      409
             Eastern U.S.                                              313                      336
                                                                   -------                  -------
                 Total                                                 671                      745

         Refined product sales (MBPD)
             Gasoline                                                  492                      497
             Avjets                                                    163                       89
             Middle Distillates                                        180                      214
             Residuals                                                  96                       85
             Other                                                     120                      120
                                                                   -------                  -------
                  Total                                              1,051                    1,005

     International
         Refinery input (MBPD)
             Europe                                                    374                      348
             Affiliate - Caltex                                        437                      407
             Latin America/West Africa                                  57                       62
                                                                   -------                  -------
                  Total                                                868                      817

         Refined product sales (MBPD)
             Europe                                                    564                      495
             Affiliate - Caltex                                        593                      586
             Latin America/West Africa                                 428                      366
             Other                                                      49                       44
                                                                   -------                  -------
                  Total                                              1,634                    1,491

